PRESS RELEASE

July 18, 2023

5E ADVANCED MATERIALS HIRES NEW CONTRACTORS TO COMPLETE SMALL SCALE BORON FACILITY, REMOVING MATRIX SERVICES, WHILE FILING COMPLAINT TO RECOVER DAMAGES

By engaging new contractors to work alongside 5E employees, the company will drive a stronger outcome and correct the outstanding issues left by Matrix Services, while completing last-mile construction activities of the Small-Scale Boron Facility (SSBF).

HESPERIA, CA., July 18, 2023 (GLOBE NEWSWIRE) - 5E Advanced Materials, Inc. (Nasdaq: FEAM) (ASX: 5EA) (“5E” or the “Company”), a boron and lithium company with U.S. government Critical Infrastructure designation for its 5E Boron Americas (Fort Cady) Complex, has filed a complaint with the United States District Court for the Central District of California against Matrix Service Inc. (“Matrix”) alleging numerous breaches by Matrix of its contractual obligations to 5E, which lead to cost and schedule overruns.

In April 2022, 5E Advanced Materials entered into a contract with Matrix to lead the construction efforts in building the Company’s Small-Scale Boron Facility (SSBF) in Newberry Springs, California. As part of the contract in order to fulfill its scope of work, Matrix agreed to provide all construction project management, procurement services, and construction work through mechanical completion. After repeated cost escalation and schedule misses, 5E determined that Matrix could no longer deliver on the agreed-upon scopes of work as defined by the contract, and thus 5E made the decision to demobilize Matrix from the project site.

5E has engaged new speciality-skill contractors to correct the outstanding issues left by Matrix and complete last-mile construction activities. In the interim, 5E has used internal personnel to advance the facilities’ construction and developed detailed work packages which the new contractors will execute on. With the new contractors on site, 5E personnel will refocus their efforts on the completion of commissioning activities. The legal action taken by 5E against Matrix Services seeks the recovery of significant damages incurred by the Company due to Matrix’s cost and schedule overruns, as well as damages due to system defects that have since been rectified at the Company’s expense.

The Company continues its guidance that the SSBF’s ability to produce boric acid is on track and will align with the EPA’s authorization to inject, which is the final condition the company needs to clear under its permit.

Figure 1 – 5E Boron Americas Complex

(Photo June 28, 2023)

Figure 2 – 5E Boron Americas Complex

(Photo June 28, 2023)

About 5E Advanced Materials, Inc.

5E Advanced Materials, Inc. (Nasdaq: FEAM) (ASX: 5EA) is focused on becoming a vertically integrated global leader and supplier of boron specialty and advanced materials, complemented by lithium co-product production. The Company’s mission is to become a supplier of these critical materials to industries addressing global decarbonization, food and domestic security. Boron and lithium products will target applications in the fields of electric transportation, clean energy infrastructure, such as solar and wind power, fertilizers, and domestic security. The business strategy and objectives are to develop capabilities ranging from upstream extraction and product sales of boric acid, lithium carbonate and potentially other co-products, to downstream boron advanced material processing and development. The business is based on our large domestic boron and lithium resource, which is in Southern California and designated as Critical Infrastructure by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency.

Forward-Looking Statements and Disclosures

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact included in this press release regarding our business strategy, plans, goal, and objectives are forward-looking statements. When used in this press release, the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “budget,” “target,” “aim,” “strategy,” “estimate,” “plan,” “guidance,” “outlook,” “intent,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on 5E’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the extraction of the critical materials we intend to produce and advanced materials production and development. These risks include, but are not limited to: our limited operating history in the borates and lithium industries and no revenue from our proposed extraction operations at our properties; our need for substantial additional financing to execute our business plan and our ability to access capital and the financial markets; our status as an exploration stage company dependant on a single project with no known Regulation S-K 1300 mineral reserves and the inherent uncertainty in estimates of mineral resources; our lack of history in mineral production and the significant risks associated with achieving our business strategies, including our downstream processing ambitions; our incurrence of significant net operating losses to date and plans to incur continued losses for the foreseeable future; risks and uncertainties relating to the development of the Fort Cady project, including our ability to timely and successfully complete our Small Scale Boron Facility; our ability to obtain, maintain and renew required governmental permits for our development activities, including satisfying all mandated conditions to any such permits; and other risks. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. No representation or warranty (express or implied) is made as to, and no reliance should be place on, any information, including projections, estimates, targets, and opinions contained herein, and no liability whatsoever is accepted as to any errors, omissions, or misstatements contained herein. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as to the date of this press release.

For additional information regarding these various factors, you should carefully review the risk factors and other disclosures in the Company’s Form 10-K filed on September 28, 2022. Additional risks are also disclosed by 5E in its filings with the U.S. Securities and Exchange Commission throughout the year, including its Form 10-K, Form 10-Qs and Form 8-Ks, as well as in its filings under the Australian Securities Exchange. Any forward-looking statements are given only as of the date hereof. Except as required by law, 5E expressly disclaims any obligation to update or revise any such forward-looking statements. Additionally, 5E undertakes no obligation to comment on third party analyses or statements regarding 5E’s actual or expected financial or operating results or its securities.

Authorized for release by: David Salisbury, Chairman of the Board of Directors

For further information contact:

Davis Snyder or Joseph Caminiti Alpha IR Group FEAM@alpha-ir.com Ph: +1 (312) 445-2870	J.T. Starzecki Chief Marketing Officer jstarzecki@5eadvancedmaterials.com Ph: +1 (612) 719-5076